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                                                                    EXHIBIT 23.3

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form S-3 No. 333-88969) and related Prospectus of Emusic.com, Inc. for the registration of 13,434,102 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 1999, with respect to the consolidated financial statements of Tunes.com, Inc. and to our report dated June 22, 1998, with respect to the financial statements of Tunes Network, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-88969) and related Prospectus of Emusic.com, Inc., filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
January 20, 2000